PLAY CO. TOYS & ENTERTAINMENT CORP.
                               550 Rancheros Drive
                              San Marcos, CA 92069

                  INFORMATION STATEMENT REGARDING THE PROPOSED
                 ACTION TO BE TAKEN PURSUANT THE WRITTEN CONSENT
                 OF A MAJORITY STOCKHOLDER IN LIEU OF A SPECIAL
                           MEETING OF THE STOCKHOLDERS




          This information statement has been mailed on April 23, 1998 to the stockholders of record on April 15, 1998 of Play Co. Toys & Entertainment Corp., a Delaware corporation (the "Company") in connection with the proposed action to be take by the Company pursuant to the written consent by the majority stockholder of the Company, dated April 5, 1998. The action to be taken pursuant to the written consent shall be taken on May 14, 1998. The principal executive offices of the Company are located at 550 Rancheros Drive, San Marcos, CA 92069, the Company's telephone number is (760) 471-4505.

        THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO
             STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER
                         WHICH WILL BE DESCRIBED HEREIN.

                        WE ARE NOT ASKING YOU FOR A PROXY
                          AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY.


         The Company has received authorization (i) to effect an increase in the total number of shares of all classes of capital stock which the Company has authority to issue to sixty two million five hundred thousand (62,500,000) shares consisting of fifty million (50,000,000) shares of Common Stock, par value $0.01 per share (the ACommon Stock@), and twelve million five hundred thousand (12,500,000) shares of Preferred Stock, par value $0.01 per share (the APreferred Stock@); (ii) to effect an increase in the authorized number of shares of Preferred Stock to twelve million five hundred thousand (12,500,000) shares of which ten million (10,000,000) is designated ASeries E Preferred Stock,@ and two million five hundred thousand (2,500,000) is designated ASeries F Preferred Stock@; (iii) to authorize two million five hundred thousand (2,500,000) shares of a newly created Series of Preferred Stock , as the ASeries F Preferred Stock@; and (iv) to effect an increase in the total number of authorized shares of Common Stock to fifty million (50,000,000) shares.

         On April 5, 1998, a consent by a majority of the Company=s stockholders, which owned 2,419,581 shares or approximately 59.0% of the 4,103,519 issued and outstanding shares of the Company's Common Stock, as of such date, executed a written consent authorizing the Company (i) to increase the authorized number of shares of all classes of capital stock from 50,000,000 to 62,500,000 shares; (ii) to increase the authorized number of shares of Preferred Stock from 10,000,000 to 12,500,000 shares; (iii) to authorize
2,500,000 shares of the newly created Series F Preferred Stock; and (iv) to increase the authorized number of authorized number of shares of Common Stock from 40,000,000 to 50,000,000.

      Under Section 228 of the General Corporation Law of the State of Delaware, any action requiring the consent of the stockholders at an annual or special meeting of the stockholders of the Company, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company.

No Dissenter's Rights

         The corporate action described in this Information Statement will not afford to stockholders the opportunity to dissent from the action described herein and to receive an agreed or judicially appraised value for their shares.


                               RECENT DEVELOPMENTS

     On December 29, 1997, the Company completed a public offering of Series E Preferred Stock and Redeemable Series E Purchase Warrants through West America Securities Corp as agent. The offering raised $3,150,000 in gross proceeds from which the Company realized the net proceeds of $2,378,978 after discounts, commissions, and expenses of the offering. The proceeds were apportioned as follows:

     $500,000 was placed in a restricted certificate of deposit to secure a stand-by letter of credit in favor of FINOVA Capital Corporation, its working capital lender (see below);

     Approximately $40,000 in initial payment were made for the construction of a new, enlarged and relocated store at the Century City shopping center;

     $250,000 was placed in a restricted short-term certificate of deposit to secure a letter of credit;

     Approximately $1,050,000 was used to pay down the Company=s line of credit (see below) to reduce interest expense;

     Approximately   $540,000  was  used  to  reduce  accounts   payable  or  to
opportunistically purchase inventory from its vendors on advantageous terms.

     The Company currently plans to open four to six new stores in 1998 in addition to the relocation of its Century City store. Those new stores are expected to open between July and December of 1998. Since construction has not yet begun on those new sites, the Company has elected to utilized the proceeds of the December 1997 public offering prior to the construction phase begins on the new stores. Once construction begins, the Company plans to draw upon the available portion of its credit line to pay for the construction costs.

     On January 21, 1997, the Company entered into a $7.1 million secured, revolving Loan and Security Agreement with FINOVA Capital Corporation (AFINOVA@ or the AFINOVA Agreement@). The FINOVA Agreement replaces the $7 million credit arrangement the Company had with Congress Financial Corporation (ACongress@ or the ACongress Arrangement@). The FINOVA Agreement is secured by substantially all of the Company=s assets and it expires on August 3, 2000. The FINOVA line accrues interest at a rate of floating prime plus one and one-half percent. FINOVA paid off Congress Financial Corporation on February 3, 1998. Under the credit agreement, the Company is able to borrow against the cost value of eligible inventory.

     Under the FINOVA Agreement, the Company is able to borrow up to $2.4 million against a combination of $3 million in standby letters of credit and restricted cash deposits. $1.5 million of the $3 million in additional borrowing support from the standby letters of credit was provided by an institutional investor in the form of a subordinated loan, $1.0 million was provided in the form of a standby letter of credit by the Company=s majority stockholder, United Textiles & Toys Corp., and the balance of $500,000 was placed in a restricted certificate of deposit to secure it credit line with FINOVA.

     Under the credit agreement, the Company is able to borrow against the cost value of eligible inventory. The Company believes that its credit availability against the cost value of its inventory under the FINOVA Agreement will be comparable to its availability under the Congress Arrangement.

     During the last quarter of 1997, the Company opened three new stores in highly trafficked shopping malls and also opened a temporary short-term seasonal store. The three new stores are located in the South Bay Galleria in Redondo Beach, California; in Ontario Mills in Ontario, California; and in Arizona Mills in Tempe, Arizona. The Arizona Mills location is the Company=s first store located outside of Southern California. The temporary seasonal store was located in the Crystal Court in Costa Mesa, California.

     The Company currently plans to open six new stores in highly trafficked malls in 1998. Four of the Company=s 19 stores are operating under leases that either have expired or will expire in 1998. The Company is in the process of relocating one of these stores, the location in Century City, California. The former location was closed down in March and the Company expects to open the new location, also in Century City, in April. The fate of the remaining three stores will depend upon lease negotiations with the owners of the store locations.

Independent Public Auditors

     The Board of Directors of the Company has selected Haskell & White, LLP, Certified Public Accountants, as independent accountants of the Company for the fiscal year ending March 31, 1998. Stockholders are not being asked to approve such selection because such approval is not required. The audit services provided by Haskell & White, LLP, consisted of examination of financial statements, services relative to filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters.

                    VOTING SECURITIES AND SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of December 31, 1997 based upon information obtained by the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of 5% or more of the outstanding shares of Common Stock;
(ii) each Officer and Director; and (iii) all Officers and Directors as a group. Except to the extent indicated in the footnotes to the table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.

---------------------------------------------------------------------------------------------------------------------------
Name and Address                                 Shares of                              % of  Common
of Beneficial Owner                              Common Stock                           Stock outstanding (1)
---------------------------------------------------------------------------------------------------------------------------
Harold Rashbaum (2)(3)
c/o Play Co. Toys & Entertainment Corp.                           --                                   --
550 Rancheros Drive
San Marcos, CA
---------------------------------------------------------------------------------------------------------------------------
Richard Brady(2)(3)
c/o Play Co. Toys & Entertainment Corp.                         25,587                                  *
550 Rancheros Drive
San Marcos, CA
---------------------------------------------------------------------------------------------------------------------------
Moses Mika
c/o Play Co. Toys & Entertainment Corp.                           --                                   --
550 Rancheros Drive
San Marcos, CA
---------------------------------------------------------------------------------------------------------------------------
United Textiles &
Toys Corporation                                           2,419,581(3)(4)                            59.0
448 West 16th Street
New York, NY 10011
---------------------------------------------------------------------------------------------------------------------------
Multimedia Concepts International, Inc.
448 West 16th Street                                           --(3)(5)                               --(5)
New York, NY 10011
---------------------------------------------------------------------------------------------------------------------------
Europe American
Capital Foundation                                             --(3)(6)                               --(6)
Box 47
Tortola, BVI
---------------------------------------------------------------------------------------------------------------------------
Vermogenstreuhand GMBH
Kiser Street, #14                                              --(3)(7)                               --(7)
Bregenz Austria
---------------------------------------------------------------------------------------------------------------------------
Volcano Trading
Limited                                                        --(3)(8)                               --(8)
Via Cantonale, #16
Lugano Switzerland
---------------------------------------------------------------------------------------------------------------------------
* Less than 1%

     (1) Does not include the shares of Common Stock issuable upon the conversion of 4,250,570 shares of Series E Preferred Stock outstanding which shares are convertible into 25,203,420 shares, convertible at various times two years from issuance.

     (2) Does not include the shares of Common Stock issuable upon conversion of the 25,000 shares of Series E Preferred Stock issued as a bonus in April 1998.

     (3) Subject to two year lock up on transfer commencing December 1997, in accordance with lock up agreements executed in connection with the Company Series E Preferred Stock offering.

(footnotes from previous page)

     (4) Does not include 1,350,000 shares of Common Stock issuable upon the conversion of 225,000 shares of the Series E Preferred Stock. Includes 578,742 shares issued to UTTC in connection with the August 1996 distribution of the Company=s shares by American Toys in August 1996.

     (5) Does not include 4,818,420 shares of Common Stock issuable upon the conversion of 803,070 shares of the Series E Preferred Stock.

     (6) Does not include 7,035,000 shares of Common Stock issuable upon the conversion of 1,172,500 shares of the Series E Preferred Stock.

     (7) Does not include 4,500,000 shares of Common Stock issuable upon the conversion of 750,000 shares of the Series E Preferred Stock.

     (8) Does not include 1,500,000 shares of Common Stock issuable upon the conversion of 250,000 shares of the Series E Preferred Stock.


                                   MANAGEMENT

Officers and Directors.

         The Directors of the Company are elected annually by the shareholders, and the Officers are appointed annually by the Board of Directors. Vacancies on the Board of Directors may be filled by the remaining Directors. Each Director and Officer will hold office until the next annual meeting of shareholders or until his successor is elected and qualified. The Executive Officers and Directors of the Company are as follows:

NAME                                AGE                       POSITION

Harold Rashbaum                     70                         Chairman of the Board

Richard Brady                       45                         Chief Executive Officer, President,
                                                               and Director

James Frakes                        41                         Chief Financial Officer, Secretary,
                                                               and Director

Moses Mika                          78                         Director


     All Directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected annually by, and serve at the discretion of, the Board of Directors. There are no family relationships between or among any Officers or Directors of the Company. Each Director is elected for a period of one year at an annual meeting of the Company's shareholders and serves until his successor is duly elected.

     As permitted under the Delaware Corporation Law, the Company's Certificate of Incorporation eliminates the personal liability of the Directors to the Company or any of its shareholders for damages caused by breaches of said Directors= fiduciary duties. As a result of such provision, stockholders may be unable to recover damages against then Directors for actions which constitute negligence or gross negligence or are in violation of their fiduciary duties. This provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative, and other types of shareholder, litigation against Directors.

     Harold Rashbaum was appointed Chairman of the Board of Directors on September 10, 1996. Mr. Rashbaum was a crisis management consultant to the Company from July 1995 to September 10, 1996. He has been the President, Chief Executive Officer, and a Director of Hollywood Productions, Inc. (AHollywood@) since January 1997. From May 1996 to January 1997, Mr. Rashbaum served as Secretary and Treasurer of Hollywood and the President of Breaking Waves, Inc., a subsidiary of Hollywood. Since February 1996, Mr. Rashbaum has also been the President and a Director of H.B.R. Consultant Sales Corp. (AHBR@), of which his wife is the sole stockholder. Prior thereto from February 1992 to June 1995, Mr. Rashbaum was a consultant to 47th Street Photo, Inc., an electronics retailer. Mr. Rashbaum held this position at the request of the bankruptcy court during the time 47th Street Photo, Inc. was in Chapter 11. From January 1991 to February 1992, Mr. Rashbaum was a consultant for National Wholesale Liquidators, Inc., a major retailer of household goods and housewares.

     Richard Brady is a co-founder of the Company and has acted as the Company=s Chief Executive Officer and President since December 1995. Mr. Brady was the Executive Vice President, Secretary, and a Director from the Company=s inception in 1974 until December 1996. He was re-elected Director of the Company in January 1998.

     James Frakes was elected Chief Financial Officer and Secretary of the Company in July 1997. In August 1997, Mr. Frakes was appointed by the Board as a Director of the Company, a post he was subsequently elected to in January 1998. In January 1998, Mr. Frakes was elected Director of of Hollywood Productions, Inc. Prior thereto, from June 1990 to March 1997, Mr. Frakes was Chief Financial Officer of Urethane Technologies, Inc. (AUTI@) and two of its subsidiaries, Polymer Development Laboratories, Inc. (APDL@) and BMC Acquisition, Inc. These were specialty chemical companies, which focused on the polyurethane segment of the plastics industry. Mr. Frakes was also Vice President and a Director of UTI during this period. In March 1997, three unsecured creditors of PDL filed a petition for the involuntary bankruptcy of PDL. This matter is pending before the United States Bankruptcy Court, Central District of California. From 1985 to 1990, Mr. Frakes was a manager for Berkeley International Capital Corporation, an investment banking firm specializing in later stage venture capital and leveraged buyout transactions. In 1980, Mr. Frakes obtained a Masters in Business Administration from University of Southern California. He obtained his Bachelor of Arts degree in history from Stanford University from which he graduated with honors in 1978.

     Moses Mika was appointed director of the Company in March 1998. Mr. Mika has been retired since 1989.

Executive Compensation

Summary of Cash and Certain Other Compensation

     The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded or paid by the Company during the years ended March 31, 1997, 1996, and 1995 to each of the named Executive Officers of the Company.

                           Summary Compensation Table


                                                     Annual Compensation

         (a)                                         (b)               (c)                       (d)               (e)
         Name and Principal                                                                                        Other Annual
         Position                                    Year              Salary($)                  Bonus($)(1)      Compensation($)
         --------------------                        ----              ---------                  -----------      ---------------

         Richard Brady                               1997              108,000                        -                 6,179(2)
         Chief Executive Officer,                    1996              117,230                        -                 7,979(2)
          President and Director                     1995              120,000                        -                 7,829(2)
         ----------------------

     (1) No bonuses were paid during the periods herein stated.

     (2) Includes an automobile allowance of $4,800 for 1997 and $6,600 for 1996 and 1995, and the payment of life insurance premiums of $1,379, $1,379, and $1,888 for 1997, 1996, and 1995, respectively.


1994 Stock Option Plan

     In 1994, the Company adopted the Company's 1994 Stock Option Plan (Athe Plan@). The Board believes that the Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Plan, options to purchase an aggregate of not more than 50,000 (reflects 1 for 3 reverse split) shares of Common Stock may be granted from time to time to key employees, Officers, Directors, advisors, and independent consultants to the Company and its subsidiaries. The Company has granted to James Frakes, Chief Financial Officer and Secretary, pursuant to his hire, options to purchase 30,000 shares of Common Stock at an exercise price of $3.25 per share, vesting at the rate of 10,000 shares per annum for the years ending July 1998, 1999, and 2000.

     The Board of Directors is charged with administration of the Plan and is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the Optionee, determine the employees to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the Optionee owns more than 10% of the Common Stock of the Company).

     Options will be exercisable for a term (not less than one year) determined by the Board. Options may be exercised only while the original grantee has a relationship with the Company or at the sole discretion of the Board, within ninety days after the original grantee=s termination. In the event of termination due to retirement, the Optionee, with the consent of the Board, shall have the right to exercise his option at any time during the thirty-six month period following such retirement. Options may be exercised up to thirty-six months after the death or total and permanent disability of an Optionee. In the event of certain basic changes in the Company, including a change in control of the Company as defined in the Plan, in the discretion of the Board, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or by the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder or his guardian or legal representative.

     Options granted pursuant to the Plan may be designated as ISOs with the attendant tax benefits provided therefor pursuant to Sections 421 and 422A of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The Board may modify, suspend, or terminate the Plan, provided, however, that certain material modifications affecting the Plan must be approved by the shareholders, and any change in the Plan that may adversely affect an Optionee's rights under an option previously granted under the Plan requires the consent of the Optionee.

1994 401(k) Employee Stock Option Plan ("ESOP")

     In May 1994, the Company adopted corporate resolutions approving a 401(k) Employee Stock Ownership Plan (Athe ESOP Plan@) which covers substantially all employees of the Company. The ESOP Plan was filed on July 14, 1995 with the Internal Revenue Service and includes provisions for both employee stock ownership and a 401(k) Plan. The ESOP Plan allows contributions only by the
Company: these can be made annually at the discretion of the Company's Board of Directors. The ESOP Plan has been designed to invest primarily in the Company's stock. The 401(k) portion of the ESOP Plan will be contributed to by the employees of the Company through payroll deductions. The Company does not intend to match contributions to the 401(k). Contributions to the ESOP Plan may result in an expense, resulting in a reduction in earnings, and may dilute the ownership interests of persons who currently own securities of the Company.

                    I. AMENDMENT TO THE COMPANY'S CERTIFICATE
                     OF INCORPORATION TO AUTHORIZE SHARES OF
                            SERIES F PREFERRED STOCK

     The Board of Directors has unanimously approved a proposal to amend the Company's Certificate of Incorporation (i) to effect an increase in the authorized number of shares of Preferred Stock from 10,000,000 to 12,500,000 shares; (ii) to authorize 2,500,000 shares of the newly created Series F Preferred Stock; and (iii) to effect an increase in the authorized number of shares Common Stock from 40,000,000 to 50,000,000 shares. Such proposal was authorized by consent of the majority stockholder of the Company on April 5, 1998. The full text of the proposed Amendment to the Certificate of Incorporation is annexed hereto as Appendix A to this Information Statement.

     The Company has determined that in order to facilitate its planned expansion of its retail locations to twenty-nine stores within the next two years, the Company requires additional capital. Though the Company recently completed a public offering of its shares of Series E Preferred Stock and did not anticipate needing additional capital during the ensuing 12 month period, the following occurrences have induced the Company to seek additional funding after only four months:

     Modified plans to open additional new stores B the Company has been presented with a number of potential store locations with terms believed to be beneficial to the Company=s operations. In order to take advantage of those opportunities, the Company will require an additional $660,000 to open an additional three locations.

     Improved purchasing opportunities B the Company has begun to purchase selected inventory items on advantageous Aclose-out@ terms from certain of its vendors. This type of purchase requires short term or immediate payment by the Company rather than the extended terms common to the toy industry and, as a result, the Company will require an additional $500,000 in capital to continue this pattern of purchasing. The Company believes that these types of purchases contribute to gross margin improvement. In the past, the Company has never had the capital to aggressively pursue this type of purchase arrangement.

     In accordance with such capital requirements, the Company has decided to conduct a private placement offering of a newly created Series of Preferred Stock, the Series F Preferred Stock, in order to raise $1,000,000 to $10,000,000 of additional capital. The additional capital will be used to open additional stores in upcoming years, to obtain economies of scale in purchasing inventory, and for general working capital.

     The Company currently plans to open four to six new stores in highly trafficked malls in 1998, in addition to the relocation of its Century City store. Those new stores are expected to open between July and December of 1998. Since construction has not yet begun on those new sites, the Company has elected to utilized the proceeds of the December 1997 public offering prior to the construction phase begins on the new stores. Once construction begins, the Company plans to draw upon the available portion of its credit line to pay for the construction costs.

     The Company currently plans to open six new stores in highly trafficked malls in 1998. Four of the Company=s 19 stores are operating under leases that either have expired or will expire in 1998. The Company is in the process of relocating one of these stores, the location in Century City, California. The former location was closed down in March and the Company expects to open the new location, also in Century City, in April. The fate of the remaining three stores will depend upon lease negotiations with the owners of the store locations.

     The net proceeds to the Company from the private placement of the Series F Preferred Stock are estimated to be between $1 and $10 million. The Company intends to use those proceeds in combination with the proceeds of the December 1997 public offering (see above) to open six new store locations in 1998 and an additional five locations in 1999. The six locations currently contemplated in 1998 are in Illinois, Nevada, Michigan, Texas and two in southern California. The Company estimates the cost associated with opening a new store to be approximately $220,000. The Company also estimates that each new store will require an additional expenditure of approximately $250,000 to establish inventory with approximately one-half of that amount typically financed under its credit line. In addition, the Company will purchase inventory as defined herein.

Series F Preferred Stock

     The holders of the shares of the Series F Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at $0.12 per share. The dividend is payable quarterly, subsequent to the initial payment date declared by the Board of Directors (the ASeries F Dividend Payment Dates@), in preference to dividends on the Junior Securities. Such dividend shall be paid to the holder of record by the close of business on the date thirty business days after Series F Dividend Payment Dates. Each of such dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the date such dividends are payable as herein provided.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the shares of Series F Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $4.00 per share.

     The shares of Series F Preferred no voting rights attached thereto. The Series F Preferred Stock ranks junior to the Series E Preferred.

     The holders of the shares of Series F Preferred Stock shall have the right, at the option of each individual holder, at any time, commencing one year from issuance, to convert such share into four fully paid and nonassessable shares of Common Stock of the Company. Upon the conversion of issued and outstanding shares of the Series F Preferred Stock into shares of Common Stock, such additional shares outstanding will cause there to be dilution of the ownership interests of persons who currently own shares of Common Stock.

     The Company may, at any time commencing one year from issuance, redeem all of the issued and outstanding shares of the Series F Preferred Stock for a per share price of $4.00 (the ARedemption Price@), plus accrued but unpaid dividends, upon the terms set forth below. If the Company desires to redeem the Series F Preferred Stock, it shall deliver notice (the ARedemption Notice@) by regular mail to each holder of record of the Series F Preferred Stock at the address of each holder as it appears on the books of the Company. Dividends shall cease accruing on the date of the Redemption Notice.

     The holder of a share of Series F Preferred Stock designated shall have the right, at such holder=s option, to convert such share into four fully paid and non-assessable shares of Common Stock of the Company. A holder of the Series F Preferred Stock shall have the right to convert such share, at such holder=s option, at any time commencing one year from issuance.

     The Company is authorized to increase the number of authorized shares of Common Stock by 10,000,000 shares, to a total of 50,000,000, in order to provide a sufficient number of authorized shares of Common Stock in the event that the shares of Series F Preferred Stock are converted into shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From October 1996 to June 1997, Europe America Capital Corporation (AEACC@) an affiliate of Ilan Arbel, a former Director of the Company, exercised its option and purchased an aggregate of 3,562,070 shares of the Series E Preferred Stock, of which 361,500 shares were converted into shares of Common Stock.

     The Company leases a combined 51,700 square feet of office and warehouse space at an approximate annual cost of $228,000, the lease expiring in April 2000. The office and warehouse are leased from a partnership of which one of the partners is Richard Brady, the President and a Director of the Company. The Company believes that the lease is on terms no more or less favorable than terms it might otherwise have negotiated with an unaffiliated party.

     In March 1998, the Company issued 25,000 shares of Series E Preferred Stock, subject to a one year vesting schedule, to each Richard Brady, President of the Company, and Harold Rashbaum, Chairman of the Board of the Company, as bonuses in recognition of their efforts to further the Company=s turnaround toward profitability.

Additional Information

     A copy of the Company's quarterly report on form 10-QSB for the quarter ended December 31, 1997 and the Company=s annual report on form 10-KSB for the year ended March 31, 1997, upon filing of same with the Securities And Exchange Commission, will be furnished without the accompanying exhibits to stockholders without charge upon written request therefor sent to James Frakes, 550 Rancheros Drive, San Marcos, CA 92069, Secretary, Play Co. Toys & Entertainment Corp. Each such request must set forth a good faith representation that as of April 15, 1998, the person making the request was the beneficial owner of common shares of the Company entitled to vote at the special meeting of stockholders.

                                             By Order of the Board of Directors.


                                                         James Frakes, Secretary


April 23, 1998

                                   Appendix A



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       PLAY CO. TOYS & ENTERTAINMENT CORP.


                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware










Mail Filing Receipt to:
Klarman & Associates
2303 Camino Ramon
Suite 200
San Ramon, CA 94583

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       PLAY CO. TOYS & ENTERTAINMENT CORP.

               Under Section 242 of the Delaware Corporation Law:

     The   Undersigned,   for  the  purpose  of  amending  the   Certificate  of
Incorporation of Play Co. Toys & Entertainment Corp., does hereby certify and set forth:

         FIRST:

         The name of the Corporation is

                           PLAY CO. TOYS & ENTERTAINMENT CORP.

         SECOND:

     The Certificate of Incorporation was filed by the Department of State on June 15, 1994.

         THIRD:

     The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is (i) to increase the authorized number of shares of Preferred Stock from 10,000,000 to 12,500,000 shares; (ii) to authorize 2,500,000 shares of Series F Preferred Stock; and (iii) to increase the number of authorized shares of Common Stock from 40,000,000 to 50,000,000. The Certificate of Incorporation of this Corporation is amended by changing AArticle FOURTH,@ so that, as amended, said Article shall read as follows:

         FOURTH:

     Authorized Capital Stock. The total number of shares of all classes of capital stock which this Corporation shall have authority to issue is SIXTY TWO MILLION FIVE HUNDRED THOUSAND (62,500,000) shares consisting of FIFTY MILLION (50,000,000) shares of Common Stock, par value $0.01 per share (hereinafter, the ACommon Stock@), and TWELVE MILLION FIVE HUNDRED THOUSAND (11,500,000) shares of Preferred Stock, par value $0.01 per share (hereinafter, the APreferred Stock@), of which TEN MILLION (10,000,000) is designated ASeries E Preferred Stock,@ and TWO MILLION FIVE HUNDRED THOUSAND (2,500,000) is designated ASeries F Preferred Stock,@ the relative rights, preferences, and limitations of which are as set forth in subparagraph of this Article FOURTH.


         B.       Series E Preferred Stock.


     (i) Designation. The designation of this series of Preferred Stock, par value $0.01 per share, shall be the ASeries E Preferred Stock.@ The number of shares of Series E Preferred Stock authorized hereby shall be 10,000,000 shares.

     (ii) Rank. The Series E Preferred Stock shall, with respect to rights on liquidation, winding up, and dissolution, rank (a) junior to any other Senior Securities established by the Board of Directors and, if required by Section vii, approved by the affirmative vote of the holders of a majority of the shares of the Series E Preferred Stock, the terms of which shall specifically provide that such series shall rank prior to the Series E Preferred Stock; (b) on a parity with any other Parity Securities established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Series E Preferred Stock; and (c) prior to any other Junior Securities of the Corporation.

     (iii) Dividends.

     The Series E Preferred Stock shall not have any right to dividends.

     (iv) Liquidation Preference.

     (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of the shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $1.00 per share for each share outstanding, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, provided, however, that the holders of the outstanding shares of the Series E Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, if any, shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding shares of the Series E Preferred Stock or any other Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of the outstanding shares of Series E Preferred Stock and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

     (b) For the purposes of this Article FOURTH, neither the voluntary sale, conveyance, lease, exchange, nor transfer (for cash, shares of stock, securities, or their consideration) of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange, or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

     (v) Redemption. The shares of Series E Preferred Stock are not redeemable by the Corporation.

     (vi) Conversion.

     (a) Subject to, and upon  compliance  with,  the provisions of this Section
(vi), the holder of a share of Series E Preferred Stock designated shall have the right, at such holder=s option, terminating five years from issuance, to convert such share into 6 fully paid and non-assessable shares of Common Stock of the Corporation. A holder of the Series E Preferred Stock shall have the right to convert such share, at such holder=s option, at any time commencing two years from issuance.

     (b)(i) In order to exercise the conversion privilege, the holders of each share of Series E Preferred Stock to be converted shall surrender the certificates representing such shares at the office of the transfer agent for the Series E Preferred Stock, appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said certificate completed and signed. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series E Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such holder=s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

     (ii) As promptly as practicable after the surrender of the certificates for shares of Series E Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (iv).

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series E Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open and such notice is received by the Corporation. All shares of Common Stock delivered upon conversion of the Series E Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

     (d) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purposes of effecting conversions of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series E Preferred Stock not theretofore converted. For purposes of this subsection (d), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series E Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

     (vii) Voting Rights. The holders of record of shares of the Series E Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section (vii)(a) or as otherwise provided by law.

     (a) So long as any shares of the Series E Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series E Preferred Stock, voting as a class, vote to amend the Corporation=s Certificate of Incorporation to (i) increase or decrease the aggregate number of authorized shares of the Series E Preferred Stock; (ii) increase or decrease the par value of the Series E Preferred Stock; or (iii) alter the preferences, powers, or rights of the Series E Preferred Stock so as to affect them adversely.

     In exercising the voting rights set forth in this Section vii, each share of Series E Preferred Stock shall have one vote per share.

         C.       Series F Preferred Stock.


     (i) Designation. The designation of this series of Preferred Stock, par value $0.01 per share, shall be the ASeries F Preferred Stock.@ The number of shares of Series E Preferred Stock authorized hereby shall be 2,500,000 shares.

     (ii) Rank. The Series F Preferred Stock shall, with respect to rights on liquidation, winding up, and dissolution, rank (a) junior to any other Senior Securities established by the Board of Directors, including the Series E Preferred Stock, and, if required by Section vii, approved by the affirmative vote of the holders of a majority of the shares of the Series F Preferred Stock, the terms of which shall specifically provide that such series shall rank prior to the Series F Preferred Stock; (b) on a parity with any other Parity Securities established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Series F Preferred Stock; and (c) prior to any other Junior Securities of the Corporation.

     (iii) Dividends.

     a) The holders of the shares of the Series F Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at $0.12 per share. The dividend is payable quarterly, subsequent to the initial payment date declared by the Board of Directors (the ASeries F Dividend Payment Dates@), in preference to dividends on the Junior Securities. Such dividend shall be paid to the holder of record by the close of business on the date thirty business days after the Series E Dividend Payment Dates, which dividend may be paid in cash or kind, at the discretion of the Corporation. Each of such dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the date such dividends are payable as herein provided.

     (b) If at any time the Corporation shall have failed to pay full dividends which have accrued (whether or not declared) on any Senior Securities, no dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on the shares of the Series F Preferred Stock or any other Parity Securities unless, prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of Senior Securities shall have been or are declared and paid or set apart for payment, without interest. No dividends shall be declared or paid or set apart for payment on any Parity or Junior securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If any dividends are not paid in full, as aforesaid, upon the shares of the Series F Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series F Preferred Stock and such other Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other Parity securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series F Preferred Stock or any other Parity Securities which may be in arrears.

     (c) Holders of the shares of the Series F Preferred Stock shall be entitled to receive the dividends provided for in paragraph (iii)(a) hereof in preference to and in priority over any dividends of other Parity Securities and any other Junior Securities.

     (d) Subject to the foregoing provisions of this Section (iii) the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of shares of the Series F Preferred Stock shall not be entitled to share therein

     (iv) Liquidation Preference.

     (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of the shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $4.00 per share for each share outstanding, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, provided, however, that the holders of the outstanding shares of the Series F Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, including Series E Preferred Stock, shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding shares of the Series F Preferred Stock or any other Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of the outstanding shares of Series F Preferred Stock and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

     (b) For the purposes of this Article FOURTH, neither the voluntary sale, conveyance, lease, exchange, nor transfer (for cash, shares of stock, securities, or their consideration) of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange, or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

     (v) Redemption.

     (a) Notice. The Corporation may, at any time commencing one years from issuance, redeem all of the issued and outstanding shares of the Series F Preferred Stock for a per share price of $4.00 (the ARedemption Price@), plus accrued but unpaid dividends, upon the terms set forth below. If the Corporation desires to redeem the Series F Preferred Stock, it shall deliver notice (the A Redemption Notice) by regular mail to each holder of record of the Series F Preferred Stock at the address of each holder as it appears on the books of the Corporation. Dividends shall cease accruing on the date of the Redemption Notice.

     (b) Delivery of Certificates and Payment. On or before the tenth day after the date of the Redemption Notice (the APeriod@), each holder of the Series F Preferred Stock shall deliver to the secretary of the Corporation at its principal office his certificates for the Series F Preferred Stock, duly endorsed in blank (or accompanied by proper instruments of transfer). Upon such surrender the holder thereof shall be entitled to receive payment of the Redemption Price for each share of the Series F Preferred Stock so surrendered. The Corporation shall make such payment within five days after the later of (i) the date on which the holder delivered such certificates or (ii) the last day of the Period.

     (vi) Conversion.

     (a) Subject to, and upon  compliance  with,  the provisions of this Section
(vi), the holder of a share of Series F Preferred Stock designated shall have the right, at such holder=s option, to convert such share into four fully paid and non-assessable shares of Common Stock of the Corporation. A holder of the Series F Preferred Stock shall have the right to convert such share, at such holder=s option, at any time commencing one year from issuance.

     (b) (i) In order to exercise the conversion privilege, the holders of each share of Series F Preferred Stock to be converted shall surrender the certificates representing such shares at the office of the transfer agent for the Series F Preferred Stock, appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said certificate completed and signed. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series F Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such holder=s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

     (ii) As promptly as practicable after the surrender of the certificates for shares of Series F Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (iv).

     (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series F Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open and such notice is received by the Corporation. All shares of Common Stock delivered upon conversion of the Series F Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

     (d) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purposes of effecting conversions of the Series F Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series f Preferred Stock not theretofore converted. For purposes of this subsection (d), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series F Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

     (vii) Voting Rights. The holders of record of shares of the Series F Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section (vii)(a) or as otherwise provided by law.

     (a) So long as any shares of the Series F Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series F Preferred Stock, voting as a class, vote to amend the Corporation=s Certificate of Incorporation to (i) increase or decrease the aggregate number of authorized shares of the Series F Preferred Stock; (ii) increase or decrease the par value of the Series F Preferred Stock; or (iii) alter the preferences, powers, or rights of the Series F Preferred Stock so as to affect them adversely.

     (b) In exercising the voting rights set forth in this Section vii, each share of Series E Preferred Stock shall have one vote per share.

                  D.       Common Stock

     Dividends. Subject to the liquidation rights of the Series E Preferred Stock, the holders of Common Stock shall be entitled to share equally all dividends declared and paid by the Corporation.

     Voting. The holders of record of Common Stock shall have one vote, on all matters upon which stockholders of the Corporation may vote, for each share of the Common Stock held by them.

     Dissolution, Liquidation, Etc. In the event of the dissolution, liquidation, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and after the payment to the holders of the Preferred Stock as provided for in this Certificate of Incorporation, the remaining assets of the Corporation shall be distributed to the holders of the Common Stock.

         FIFTH:

     The amendment to the Articles of Incorporation of the Corporation set forth above was adopted by written consent of the Corporation's majority shareholder at a Special Meeting of the Corporation=s stockholder on the 5th day of April, 1998.

     IN WITNESS WHEROF, the undersigned President of this Corporation has executed this Certificate of Amendment on this 20th day of April, 1998.

                                             PLAY CO. TOYS & ENTERTAINMENT CORP.



                                                        Richard Brady, President




                                                         James Frakes, Secretary